Prospectus

May 1, 2011	T. Rowe Price
Personal Strategy Balanced Portfolio

A fund seeking capital appreciation and income from stocks and bonds.
The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

1	Summary

Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the Federal Deposit Insurance Corporation, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

Personal Strategy Balanced Portfolio 1
2	T. Rowe Price Account Information
Pricing Shares and Receiving Sale Proceeds 4 Rights Reserved by the Funds 6 Dividends and Other Distributions 6
3	More About the Fund
Organization and Management 7 More Information About the Fund and Its Investment Risks 8 Investment Policies and Practices 10 Disclosure of Fund Portfolio Information 18 Financial Highlights 18

SUMMARY

Investment Objective

The fund seeks the highest total return over time consistent with an emphasis on both capital appreciation and income.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund. There may be additional expenses that apply as described in your insurance contract prospectus.

Fees and Expenses of the Fund

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fees	0.90%

Other expenses	0.00%

Acquired fund fees and expenses	0.10%

Total annual fund operating expenses	1.00%

Fee waiver/expense reimbursement	0.10% [a]

Total annual fund operating expenses after fee waiver/expense reimbursement	0.90%[b]

a   T. Rowe Price Associates, Inc. is required to permanently waive a portion of its management fee charged to the fund in an amount sufficient to fully offset any acquired fund fees and expenses related to investments in other T. Rowe Price mutual funds. The amount of the waiver will vary each fiscal year in proportion to the amount invested in other T. Rowe Price mutual funds. The T. Rowe Price funds would be required to seek regulatory approval in order to terminate this arrangement.

b  The figure shown under “Total annual fund operating expenses after fee waiver/reimbursement” does not match the “Ratio of expenses to average net assets” shown in the Financial Highlights table, as that figure does not include acquired fund fees and expenses.

Example   This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 year	3 years	5 years	10 years
$92	$287	$498	$1,108

Portfolio Turnover   The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s performance. During the most recent fiscal year, the fund’s portfolio turnover rate was 48.8% of the average value of its portfolio.

Investments, Risks, and Performance

Principal Investment Strategies   The fund pursues its objective by investing in a diversified portfolio typically consisting of approximately 60% stocks, 30% bonds, and 10% money market securities. Domestic stocks are drawn from the overall U.S. market. International stocks are selected primarily from large companies in developed markets but may also include investments in emerging markets. Bonds, which can include foreign issues, are primarily investment grade (i.e., assigned one of the four highest credit ratings) and are chosen across the entire government, corporate, and asset- and mortgage-backed bond markets. Maturities reflect the manager’s outlook for interest rates. The fund may invest up to 35% of its total assets in foreign securities.

T. Rowe Price may decide to overweight or underweight a particular asset class based on our outlook for the economy and financial markets. Under normal conditions, the fund’s allocation to the broad asset classes will be within the following ranges: stocks (50-70%); bonds (20-40%); and money markets (0-20%). When deciding upon allocations within these prescribed limits, we may favor fixed income securities if the economy is expected to slow sufficiently to hurt corporate profit growth. When strong economic growth is expected, we may favor stocks. And when selecting particular stocks, we will examine relative values and prospects among growth- and value-oriented stocks, domestic and international stocks, and small- to large-cap stocks. This process draws heavily upon T.  Rowe Price’s proprietary stock research expertise. While the fund maintains a well-diversified portfolio, its portfolio manager may at a particular time shift stock selection toward markets or market sectors that appear to offer attractive value and appreciation potential.

Much the same security selection process applies to bonds. For example, when deciding on whether to adjust allocations to high yield (junk) bonds, we weigh such factors as the outlook for the economy and corporate earnings, as well as the yield advantage that lower-rated bonds may offer over investment-grade bonds.

Securities may be sold for a variety of reasons, such as to effect a change in asset allocation, secure a gain, limit a loss, or redeploy assets into more promising opportunities.

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Principal Risks   As with any mutual fund, there is no guarantee that the fund will achieve its objective. The fund’s share price fluctuates, which means you could lose money by investing in the fund. The fund has partial exposure to a variety of risks in proportion to the amount it invests in stocks, bonds, and money market securities. The principal risks of investing in this fund are summarized as follows:

Asset allocation risk   The fund’s overall allocations to stocks and bonds, and the allocations to the various asset classes and market sectors within those broad categories, could cause the fund to underperform other funds with a similar investment objective.

Risks of stock investing   Stocks generally fluctuate in value more than bonds and may decline significantly over short time periods. There is a chance that stock prices overall will decline because stock markets tend to move in cycles, with periods of rising prices and falling prices. The value of a stock in which the fund invests may decline due to general weakness in the stock market or because of factors that affect a company or a particular industry.

Risks of bond and money market investing  Bonds and money market securities have three main sources of risk. Interest rate risk is the risk that a rise in interest rates will cause the price of a debt security held by the fund to fall. Securities with longer maturities typically suffer greater declines than those with shorter maturities. Mortgage-backed securities can react somewhat differently to interest rate changes because falling rates can cause losses of principal due to increased mortgage prepayments and rising rates can lead to decreased prepayments and greater volatility. Credit risk is the risk that an issuer of a debt security will default (fail to make scheduled interest or principal payments), potentially reducing the fund’s income level and share price. This risk is increased when a security is downgraded or the perceived creditworthiness of the issuer deteriorates. Liquidity risk is the risk that the fund may not be able to sell a security in a timely manner or at a desired price.

While the fund’s bond investments are expected to primarily be investment-grade, the fund may invest in bonds that are rated below investment-grade, also known as high yield or junk bonds, including those with the lowest credit rating. High yield bond issuers are more likely to suffer an adverse change in financial condition that would result in the inability to meet a financial obligation. Accordingly, the securities they issue carry a higher risk of default. The fund’s exposure to credit risk, in particular, is increased to the extent it invests in high yield bonds.

Foreign investing risk   This is the risk that the fund’s investments in foreign securities may be adversely affected by political and economic conditions overseas, reduced liquidity, or decreases in foreign currency values relative to the U.S. dollar.

Performance   The bar chart showing calendar year returns and the average annual total returns table indicate risk by illustrating how much returns can differ from one year to the next . The fund’s past performance is not necessarily an indication of future performance.

The fund can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted.

Summary	3

Average Annual Total Returns
	Periods ended
	December 31, 2010
	1 Year	5 Years	10 Years
Personal Strategy Balanced Portfolio	13.71%	4.86%	5.51%
Morningstar Moderate Target Risk Index	12.41	5.50	5.68
Combined Index Portfolio[a]	11.94	4.25	4.05

a  Combined Index Portfolio is an unmanaged portfolio composed of 60% stocks ( 51%-48% Wilshire 5000 Index and 9%-12% MSCI EAFE Index), 30% bonds (Barclays Capital U.S. Aggregate Index), and 10% money market securities (Citigroup 3-Month Treasury Index) through 6/30/08. From 7/1/08, the portfolio is composed of 60% stocks (48% Russell 3000 Index and 12% MSCI All -Country World
Ex-USA Index), 30% bonds (Barclays Capital U.S. Aggregate Index), and 10% money market securities (Citigroup 3-Month Treasury
Index). The indices or percentages may vary over time.

Updated performance information is available through troweprice.com or may be obtained by calling
 1-800-469- 6587.

Management

Investment Adviser   T. Rowe Price Associates, Inc. (T. Rowe Price)

Portfolio Manager	Title	Managed Fund Since	Joined Investment Adviser
Edmund M. Notzon, III	Co-Chairman of Investment Advisory Committee	1998	1989
Charles M. Shriver *	Co-Chairman of Investment Advisory Committee	2011	1991

*   Effective October 1, 2011, Charles M. Shriver will become sole chairman of the Investment Advisory Committee.

Purchase and Sale of Fund Shares

The fund does not require a minimum amount for initial or subsequent purchases, although your insurance company may impose investment minimums.

You may purchase, redeem, or exchange shares of the fund on any day the New York Stock Exchange is open for business. You must purchase, redeem, and exchange shares through your insurance company.

Tax Information

Any dividends are declared and paid quarterly in March, June, September, and December. Any capital gains are declared and paid annually, usually in December. Fund distributions may be taxed as ordinary income or capital gains, unless you invest through an individual retirement account, 401(k) plan, or other tax-deferred account.

Payments to Insurance Companies, Broker-Dealers, and Other Financial Intermediaries

The fund is generally available only through variable annuity or variable life insurance contracts. The fund and/or its related companies may pay the insurance company or intermediary for the sale of fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary , or may be a factor considered by the insurance company, when recommending a variable insurance product or the fund over another investment or including the fund as an underlying investment option in a variable contract. Ask your insurance company or financial intermediary, or visit your insurance company’s or financial intermediary’s website, for more information.

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T. Rowe Price Account Information	2

As an investor in a T. Rowe Price fund through your variable annuity or variable life insurance contract, you will want to know about the following policies and procedures that apply to the funds. For instructions on how to purchase and redeem shares, read the insurance contract prospectus.

 Pricing Shares and Receiving Sale Proceeds

Shares of the fund are designed to be offered to insurance company separate accounts established for the purpose of funding variable annuity and life insurance contracts. Variable annuity and variable life contract holders or participants are not the shareholders of the fund. Rather, the separate account of the insurance company is the shareholder. The variable annuity and variable life contracts are described in separate prospectuses issued by the insurance companies. The fund assumes no responsibility for such prospectuses, or variable annuity or variable life contracts.

Shares of the fund are sold and redeemed without the imposition of any sales commission or redemption charge. However, certain other charges may apply to annuity or life contracts. Those charges are disclosed in the insurance contract prospectus.

Your ability to exchange from this fund to any other T. Rowe Price fund that serves as an investment option under your insurance contract is governed by the terms of that contract and the insurance contract prospectus, as well as the fund’s excessive trading policy described in this section.

How and When Shares Are Priced

The share price (also called “net asset value” ) for a fund is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day that the exchange is open for business. To calculate the net asset value, the fund’s assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Market values are used to price stocks and bonds. Market values represent the prices at which securities actually trade or evaluations based on the judgment of the fund’s pricing services. If a market value for a security is not available, the fund will make a good faith effort to assign a fair value to the security by taking into account factors that have been approved by the fund’s Board of Directors. This value may differ from the value the fund receives upon sale of the securities. Amortized cost is used to price securities held by money funds and certain other debt securities held by a fund. Investments in mutual funds are valued at the closing net asset value per share of the mutual fund on the day of valuation.

Non-U.S. equity securities are valued on the basis of their most recent closing market prices at 4 p.m. ET except under the circumstances described below. Most foreign markets close before 4 p.m. ET. For securities primarily traded in the Far East, for example, the most recent closing prices may be as much as 15 hours old at 4 p.m. ET. If a fund determines that developments between the close of a foreign market and 4 p.m. ET will, in its judgment, materially affect the value of some or all of the fund’s securities, the fund will adjust the previous closing prices to reflect what it believes to be the fair value of the securities as of 4 p.m. ET. In deciding whether to make these adjustments, the fund reviews a variety of factors, including developments in foreign markets, the performance of U.S. securities markets, and the performance of instruments trading in U.S. markets that represent foreign securities and baskets of foreign securities. The fund may also fair value securities in other situations, for example, when a particular foreign market is closed but the fund is open. The fund uses outside pricing services to provide it with closing market prices and information used for adjusting those prices. The fund cannot predict how often it will use closing prices and how often it will adjust those prices. As a means of evaluating its fair value process, the fund routinely compares closing market prices, the next day’s opening prices in the same markets, and adjusted prices. Other mutual funds may adjust the prices of their securities by different amounts.

How Your Purchase, Sale, or Exchange Price Is Determined

Purchases

The insurance companies purchase shares of the fund for their separate accounts, using premiums allocated by the contract holders or participants. Shares are purchased at the net asset value next determined after the insurance company receives the premium payment in acceptable form. Initial and subsequent payments allocated to the fund are subject to the limits stated in the insurance contract prospectus issued by the insurance company.

When authorized by the fund, certain financial institutions or retirement plans purchasing fund shares on behalf of customers or plan participants through Financial Institution Services or Retirement Plan Services may place a purchase order unaccompanied by payment. Payment for these shares must be received by the time designated by the fund (not to exceed the period established for settlement under applicable regulations). If payment is not received by this time, the order may be canceled. The financial institution or retirement plan is responsible for any costs or losses incurred by the fund or T. Rowe Price if payment is delayed or not received.

Redemptions

The insurance companies redeem shares of the fund to make benefit or surrender payments under the terms of its contracts. Redemptions are processed on any day on which the New York Stock Exchange is open and are priced at the fund’s net asset value next determined after the insurance company receives a surrender request in acceptable form.

T. Rowe Price Account Information	5

Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET. There may be times when you are unable to contact us by telephone or access your account online due to extreme market activity, the unavailability of the T. Rowe Price website, or other circumstances. Should this occur, your order must still be placed and accepted prior to the time the New York Stock Exchange closes to be priced at that business day’s net asset value.

How You Can Receive the Proceeds From a Sale

Payment for redeemed shares will be made promptly, but in no event later than seven calendar days after receipt of your redemption order. However, the right of redemption may be suspended or the date of payment postponed in accordance with the Investment Company Act of 1940 . The amount received upon redemption of the shares of the fund may be more or less than the amount paid for the shares, depending on the fluctuations in the market value of the assets owned by the fund.

Under certain limited circumstances, the Board of Directors of a money fund may elect to suspend redemptions and postpone payment of redemption proceeds in order to facilitate an orderly liquidation of the money fund.

Excessive and Short-Term Trading

T. Rowe Price may bar excessive and short-term traders from purchasing shares.

Excessive or short-term trading in fund shares may disrupt management of a fund and raise its costs. Short-term traders in funds investing in foreign securities may seek to take advantage of an anticipated difference between the price of the fund’s shares and price movements in overseas markets (see Pricing Shares and Receiving Sale Proceeds —How and When Shares Are Priced). While there is no assurance that T. Rowe Price can prevent all excessive and short-term trading, the Boards of Directors of the T. Rowe Price funds have adopted the following policies to deter such activity. Persons trading directly with T. Rowe Price or indirectly through intermediaries in violation of these policies or persons believed to be short-term traders may be barred for a minimum of 90 calendar days or permanently from further purchases of T. Rowe Price funds. Purchase transactions placed by such persons are subject to rejection without notice.

 These policies apply to contract holders notwithstanding any provisions in your insurance contract.

•     All persons purchasing shares held directly with a T. Rowe Price fund who make more than one purchase followed by one sale or one sale followed by one purchase involving the same fund within any 90-day calendar period will violate the policy.

•     All persons purchasing fund shares held through an insurance company who hold the shares for less than 90 calendar days will violate the policy.

A fund may, in its discretion, reject any purchase or exchange from a person whose trading activity could dilute the value of the fund’s shares, including trading by persons acting collectively (e.g., following the advice of a newsletter). Such persons may be barred from further purchases of T. Rowe Price funds either permanently or for a minimum of 90 days.

Omnibus Accounts

Intermediaries often establish omnibus accounts in the T. Rowe Price funds for their customers. In such situations, T. Rowe Price cannot always monitor trading activity by underlying contract holders. However, T. Rowe Price reviews trading activity at the omnibus account level and looks for activity that indicates potential excessive or short-term trading. If it detects suspicious trading activity, T. Rowe Price contacts the intermediary to determine whether the excessive trading policy has been violated and may request and receive personal identifying information and transaction histories for some or all contract holders to make this determination. If T. Rowe Price believes that its excessive trading policy has been violated, it will instruct the intermediary to take action with respect to the underlying contract holder in accordance with the policy.

Exceptions to Policy

Systematic purchases and redemptions are exempt from these policies. Redemptions to fund the periodic deduction of contract charges and fees and to pay death benefits are also exempt. Transactions in certain rebalancing and asset allocation programs may be exempt from the excessive trading policy subject to prior written approval by designated persons at T. Rowe Price.

 In addition, transactions by certain T.  Rowe Price funds in other T. Rowe Price funds, as well as certain transactions by approved accounts managed by T. Rowe Price, may also be exempt.

T. Rowe Price generally seeks to enforce its excessive trading policies against individual contract holders when violations of its policies are discovered. The terms of your insurance contract may also restrict your ability to trade between the investment options available under your contract. T. Rowe Price may modify the 90-day policy set forth above and apply your insurance company’s excessive trading policy (for example, in situations where an insurance contract or insurance company has restrictions on trading that differ from a T. Rowe Price fund’s policy). These modifications would be authorized only if the fund believes that the modified policy would provide protection to the fund that is reasonably equivalent to the fund’s regular policy.

 If you are trading your fund shares through an intermediary, you should consult with the intermediary to determine the excessive trading policy that applies to your trades in the fund.

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There may be limitations on the ability of insurance companies to impose restrictions on the trading practices of certain contract holders. As a result, T. Rowe Price’s ability to discourage excessive trading practices in this fund may be limited.

There is no guarantee that T. Rowe Price will be able to detect or prevent excessive or short-term trading.

  Rights Reserved by the Funds

T. Rowe Price funds and their agents, in their sole discretion, reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone; (3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order placed through an intermediary, no later than the business day after the order is received by the intermediary (including, but not limited to, orders deemed to result in excessive trading, market timing, or 5% ownership); (5) to cease offering fund shares at any time to all or certain groups of investors; (6) to freeze any account and suspend account services when notice has been received of a dispute regarding the ownership of the account or a legal claim against an account, or there is reason to believe a fraudulent transaction may occur; (7) to otherwise modify the conditions of purchase and modify or terminate any services at any time; (8) to waive any wire fees charged to a group of shareholders; (9) to act on instructions reasonably believed to be genuine; (10) to involuntarily redeem your account at the net asset value calculated the day the account is redeemed, in cases of threatening conduct, suspected fraudulent or illegal activity, or if the fund or its agent is unable, through its procedures, to verify the identity of the person(s) or entity opening an account; and (11) for money funds, to suspend redemptions and postpone the payment of proceeds to facilitate an orderly liquidation of the fund.

In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no contract holder or participant or group of contract holders or participants controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of the fund, except upon approval of the fund’s management.

 Dividends and Other Distributions

For a discussion of the tax status of your variable annuity contract, please refer to the insurance contract prospectus.

Dividends and Other Distributions

The policy of the fund is to distribute, to the extent possible, all net investment income and realized capital gains to its shareholders, which are the separate accounts established by the various insurance companies in connection with their issuance of variable annuity and variable life contracts. Dividends from net investment income are declared daily and paid monthly for the Limited-Term Bond and Prime Reserve Portfolios; declared and paid quarterly for the Equity Income, Equity Index 500, and Personal Strategy Balanced Portfolios; and declared and paid annually for all other portfolios. All fund distributions made to a separate account will be reinvested automatically in additional fund shares, unless a shareholder (separate account) elects to receive distributions in cash. Under current law, dividends and distributions made by the fund to separate accounts generally are not taxable to the separate accounts, the insurance company, or the contract holder, provided that the separate account meets the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended (Code), and other tax-related requirements are satisfied. The fund intends to diversify its investments in the manner required under Code Section 817(h).

More About the Fund	7

More About the Fund	3

Organization and Management

How is the fund organized?

T. Rowe Price Equity Series, Inc. (the “corporation”) was incorporated in Maryland in 1994. Currently, the corporation consists of seven series, each representing a separate pool of assets with different objectives and investment policies.

The Personal Strategy Balanced Portfolio is managed in a manner similar to the T. Rowe Price Personal Strategy Balanced Fund, a fund with the same objective and investment program as the portfolio but offered to the general public and not to insurance company separate accounts. However, investors should be aware that the Personal Strategy Balanced Portfolio is not the same as the T. Rowe Price Personal Strategy Balanced Fund and will not have the same performance. Investments made by the Personal Strategy Balanced Portfolio at any given time may not be the same as those made by the T. Rowe Price Personal Strategy Balanced Fund. Different performance will result due to factors such as differences in the cash flows into and out of the funds, different fees and expenses, and differences in net assets and size of holdings.

Shareholders benefit from T. Rowe Price’s 74 years of investment management experience.

What is meant by “shares”?

Contract holders and participants indirectly (through the insurance company separate account) purchase shares when they put money in a fund offered as an investment option in their insurance contracts. These shares are part of a fund’s authorized capital stock, but share certificates are not issued.

Each share and fractional share entitles the shareholder (the insurance company separate account) to cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund’s management contract.

The shares of the fund have equal voting rights. The various insurance companies own the outstanding shares of the fund in their separate accounts. These separate accounts are registered under the Investment Company Act of 1940 or are exempted from registration thereunder. Under current law, the insurance companies must vote the shares held in registered separate accounts in accordance with voting instructions received from variable contract holders or participants having the right to give such instructions.

Do T. Rowe Price funds have annual shareholder meetings?

The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting for the purpose of voting on the removal of any fund director . If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the insurance company will send or make available to you the fund’s proxy materials that explain the issues to be decided and include instructions on voting.

Who runs the fund?

General Oversight

The fund is governed by a Board of Directors that meets regularly to review fund investments, performance, expenses, and other business affairs. The Board elects the fund’s officers. At least 75% of Board members are independent of T. Rowe Price.

All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price –specifically by the fund’s portfolio manager .

Investment Adviser

T.  Rowe Price is the fund’s investment adviser and oversees the selection of the fund’s investments and management of the fund’s portfolio. T. Rowe Price is a SEC-registered investment adviser that provides investment management services to individual and institutional investors, and sponsors and serves as adviser and sub -adviser to registered investment companies, institutional separate accounts, and common trust funds. The address for T.  Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202. As of December 31, 2010, T.  Rowe Price and its affiliates (the “Firm”) managed approximately $482 billion for more than 11 million individual and institutional investor accounts.

Portfolio Management

T.

Rowe Price has established an Investment Advisory Committee with respect to the fund . The committee chairman has day-to-day responsibility for managing the fund’s portfolio and works with the committee in developing and executing the fund’s investment program. The members of the committee are as follows: Edmund M. Notzon, III and Charles M. Shriver, Co-chairmen, Christopher D. Alderson, Edward C. Bernard, Jerome A. Clark, Kimberly E. DeDominicis, Mark S. Finn, Ian D. Kelson, John H. Laporte, Raymond A. Mills, Larry J. Puglia, Brian C. Rogers, Daniel O. Shackelford, Robert W. Smith, Guido F. Stubenrauch, Mark J. Vaselkiv, and Richard T. Whitney. The following information describes the chairman’s experience during the past five years and provides the year that the chairman first joined the Firm. Mr. Notzon has been chairman of the committee since 1998. Mr. Notzon joined the Firm in 1989 and his investment experience dates from that time. He has served as a portfolio manager with the Firm throughout the past five years. Mr. Shriver became co-chairman in 2011. Mr. Shriver joined the Firm in 1991 and his investment experience dates from 1999. During the past five years, he has assisted T. Rowe Price portfolio managers in managing the Firm’s fixed income and asset allocation strategies. Mr. Shriver will become sole chairman of the committee on October 1, 2011. Mr. Notzon will then remain a member of the committee until he retires from T. Rowe Price on December 31, 2011. The Statement of Additional Information provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio manager s, and the portfolio managers’ ownership of fund shares.

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The Management Fee

The fund pays T. Rowe Price an annual fee that includes investment management services and ordinary, recurring operating expenses, but does not cover interest, taxes, brokerage, nonrecurring or extraordinary items. The fee is based on fund average daily net assets and is calculated and accrued daily. The fee for the fund for the most recent fiscal year was 0.90%.

In addition, from time to time, T. Rowe Price may make payments from its own resources to eligible insurance companies for recordkeeping and administrative services they provide to the fund for contract holders. These payments range from 0.15% to 0.25% of the average annual total assets invested by the separate accounts of the insurance company in the fund. T. Rowe Price may also reimburse insurance companies, broker-dealers, and other distributors for certain bona fide selling expenses associated with distribution of the insurance contracts in which the fund serves as an investment option. All payments described by this paragraph are paid by T. Rowe Price and not by the fund. As a result, the total expense ratio of the fund will not be affected by any such payments.

A discussion about the factors considered by the Board and its conclusions in approving the fund’s investment management contract with T. Rowe Price appears in the fund’s semiannual report to contract holders for the period ended June 30.

Variable Annuity Contracts and Variable Life Insurance Charges

Variable annuity and variable life fees and charges imposed on contract holders and participants by the insurance companies are in addition to those described previously and are described in the variable annuity and variable life contract prospectuses.

Variable Annuity Contracts and Variable Life Insurance Conflicts

The fund may serve as an investment medium for both variable annuity contracts and variable life insurance policies. Shares of the fund may be offered to separate accounts established by any number of insurance companies. The fund currently does not foresee any disadvantages to variable annuity contract owners due to the fact that the fund may serve as an investment medium for both variable life insurance policies and annuity contracts; however, due to differences in tax treatment or other considerations, it is theoretically possible that the interests of owners of annuity contracts and insurance policies for which the fund serves as an investment medium might at some time be in conflict. The fund’s Board of Directors is required to monitor events to identify any material conflicts between variable annuity contract owners and variable life policy owners, and will determine what action, if any, should be taken in the event of such a conflict. If such a conflict were to occur, an insurance company participating in the fund might be required to redeem the investment of one or more of its separate accounts from the fund. This might force the fund to sell securities at disadvantageous prices.

 MORE INFORMATION ABOUT THE FUND AND ITS INVESTMENT RISKS

Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. Generally, the fund is intended for those seeking a middle-of-the-road approach that emphasizes stocks for potential appreciation but also invests in bonds to produce significant income that is intended to temper volatility.

If you are investing for principal safety and liquidity, you should consider a money market fund.

The fund should not represent your complete investment program or be used for short-term trading purposes.

The fund offers a way to try to balance the potential capital appreciation of common stocks with the income and relative stability of bonds over the long term. It should be less volatile than an all-stock fund. The fund’s broad diversification means that you are not putting all your eggs in one basket. While there is no guarantee, spreading investments across several types of assets could reduce the fund’s overall volatility, since prices of stocks and bonds may respond differently to changes in economic conditions and interest rate levels. A rise in bond prices, for example, could help offset a fall in stock prices. Money market securities should have a stabilizing influence. In addition, the steady income provided by bonds and money market securities can contribute positively to total return  by cushioning the impact of any price declines and enhancing price increases.

The fund may invest up to 35% of its total assets in foreign stocks and bonds, which offer advantages but also can increase risk. The potential advantages are extra diversification and enhanced returns. Since foreign stock and bond markets may move independently from U.S. securities, they could reduce the fund’s price fluctuations while offering a way to participate in markets that may generate attractive returns. However, if U.S. and foreign markets move in the same direction, the positive or negative effect on the fund’s share price could be magnified.

More About the Fund	9

As with any mutual fund, there can be no guarantee the fund will achieve its objective. The fund’s share price may decline. Loss of money is a risk of investing in the fund. Some particular risks affecting the fund include the following:

The fund’s program of investing in stocks, bonds, and money market securities exposes it to a variety of risks. Each of these is proportional to the percentage of assets the fund has in these securities.

 The risks include:

Risks of stock investing   Stock prices can fall because of weakness in the broad market, a particular industry, or specific holdings. The value of the fund’s stock investments could be subject to unpredictable declines in the value of individual stocks and periods of below-average performance in the equity market as a whole. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment. In the event an issuer is liquidated or declares bankruptcy, the claims of owners of the issuer’s bonds and preferred stock take precedence over the claims of those who own common stock. In addition, our assessment of companies held by a fund may prove incorrect, resulting in losses or poor performance even in a rising market. Finally, a fund’s investment approach could fall out of favor with the investing public, resulting in lagging performance as compared with other types of funds.

Risks of bond investing   Bonds have three main sources of risk. Interest rate risk refers to the chance that interest rates will increase, causing a decline in bond prices. (Bond prices and interest rates usually move in opposite directions.) Generally, a security with a longer maturity and a fund with a longer weighted average maturity have greater interest rate risk. As a result, if a fund purchases longer-maturity bonds and interest rates rise, the fund’s price could decline. Mortgage-backed securities can react somewhat differently than other debt securities to interest rate changes. Falling rates can cause losses of principal due to increased mortgage prepayments, commonly referred to as prepayment risk, and rising interest rates can lead to decreased prepayments and greater volatility, commonly referred to as extension risk. Credit risk refers to the chance that an issuer of a fixed income security or counterparties to over-the-counter derivatives held by a fund will default (fail to make scheduled payments), potentially reducing a fund’s income and share price. This risk is increased when a portfolio security is downgraded or the perceived creditworthiness of an issuer or counterparty deteriorates. Liquidity risk refers to the chance that a fund may not be able to sell securities in a timely manner at a desired price . Sectors of the bond market can experience sudden downturns in trading activity. During periods of reduced market liquidity, the spread between the price at which a security can be bought and the price at which it can be sold can widen, and the fund may not be able to sell a security readily at a price that reflects what the fund believes it should be worth. Less liquid securities can also become more difficult to value.

While the fund’s bond investments will primarily be in investment-grade bonds, the fund may also hold high yield (junk) bonds, including those with the lowest rating. Investment-grade bonds are those rated from the highest (AAA or equivalent) to medium (BBB or equivalent) quality, and high yield bonds are rated BB (or equivalent) and lower. The latter are speculative since their issuers are more vulnerable to financial setbacks and recession than more creditworthy companies, but BBB rated bonds may have speculative elements as well. High yield bond issuers include small or relatively new companies lacking the history or capital to merit investment-grade status, former blue chip companies downgraded because of financial problems, companies electing to borrow heavily to finance or avoid a takeover or buyout, and firms with heavy debt loads.

Risks of foreign securities   To the extent the fund invests in foreign stocks and bonds, it is also subject to the special risks associated with such investments, whether denominated in U.S. dollars or foreign currencies. These risks include potentially adverse political and economic developments overseas, greater volatility, less liquidity, and the possibility that foreign currencies will decline against the dollar, lowering the value of securities denominated in those currencies. To the extent that the fund invests in emerging markets, it is subject to greater risk than funds investing only in developed markets. The economic and political structures of developing nations, in most cases, do not compare favorably with the U.S. or other developed countries in terms of wealth and stability, and their financial markets often lack liquidity.

Efforts to reduce risk   Consistent with the fund’s objective, the portfolio manager uses various tools to try to reduce risk and increase total return, including:

•      Adjustment of fund duration to try to reduce the drop in the fund’s price when interest rates rise or to benefit from the rise in price when rates fall. Duration is a measure of a fund’s sensitivity to interest rate changes.

•     Thorough research of stocks, bonds, and other securities by our analysts to find the most favorable investment opportunities.

•     Gradual shifts in stock, bond, and money market allocations to take advantage of market opportunities and changing economic conditions.

While most assets will be invested in common stocks and bonds, the fund may employ other strategies that are not considered part of the fund’s principal investment strategies. From time to time, the fund may invest in other securities and debt instruments (such as preferred stocks, convertible securities, and bank loans), as well as use derivatives that are consistent with its investment program. For instance, the fund may invest, to a limited extent, in futures and swaps. Any investments in futures would typically serve as an efficient means of gaining exposure to certain markets or adjusting the fund’s interest rate exposure, or as a tool to manage cash flows into and out of the fund and maintain liquidity while being invested in the market. Any investments in swaps would typically serve to manage the fund’s exposure to changes in interest rates or credit quality, or to protect the value of certain portfolio holdings. To the extent the fund invests in futures and swaps, it could be exposed to potential volatility and losses in excess of the fund’s initial investment, and the risk that changes in interest rate movements or the creditworthiness of an issuer will not be accurately predicted.

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The use of derivatives, if any, exposes the fund to risks that are different from, and potentially greater than, investments in more traditional securities. Changes in the value of a derivative may not properly correlate with changes in the value of the underlying asset, reference rate or index, and may not move in the direction anticipated by the portfolio manager. Derivatives can also be illiquid and difficult to value, the fund could be exposed to significant losses if a counterparty becomes insolvent or is unable to meet its obligations under the contract, and there is the possibility that limitations or trading restrictions may be imposed by an exchange or government regulation.

Recent legislation calls for a new regulatory framework for the derivatives markets. The extent and impact of new regulations are not yet known and may not be known for some time. New regulations may make the use of derivatives by funds more costly, may limit the availability of certain types of derivatives, and may otherwise adversely affect the value or performance of derivatives used by funds.

We regularly review the asset allocation and may make gradual changes, within allowed ranges, based on our outlook for the economy, interest rates, and financial markets. The fund will not attempt to time short-term market swings.

The Statement of Additional Information contains more detailed information about the fund and its investments, operations, and expenses.

 Investment Policies and Practices

This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.

Shareholder approval is required to substantively change fund objectives. Shareholder approval is also required to change certain investment restrictions noted in the following section as “fundamental policies.” Portfolio managers also follow certain “operating policies” that can be changed without shareholder approval.

Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in certain derivatives are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5 % investment in derivatives could have significantly more of an impact on a fund’s share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

Certain investment restrictions, such as a required minimum or maximum investment in a particular type of security, are measured at the time a fund purchases a security. The status, market value, maturity, credit quality, or other characteristics of a fund’s securities may change after they are purchased, and this may cause the amount of a fund’s assets invested in such securities to exceed the stated maximum restriction or fall below the stated minimum restriction. If any of these changes occur, it would not be considered a violation of the investment restriction and will not require the sale of an investment if it was proper at the time it was made (this exception does not apply to a fund’s borrowing policy). However, purchases by a fund during the time it is above or below the stated percentage restriction would be made in compliance with applicable restrictions.

Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you by your insurance company.

Fund managers have considerable discretion in choosing investment strategies and selecting securities they believe will help achieve fund objectives.

Types of Portfolio Securities

In seeking to meet its investment objective, fund investments may be made in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe various types of fund securities and investment management practices.

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Diversification   As a fundamental policy, the fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of the fund’s total assets would be invested in securities of a single issuer or more than 10% of the outstanding voting securities of the issuer would be held by the fund.

Common and Preferred Stocks

Stocks represent shares of ownership in a company. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. After other claims are satisfied, common stockholders participate in company profits on a pro-rata basis; profits may be paid out in dividends or reinvested in the company to help it grow. Increases and decreases in earnings are usually reflected in a company’s stock price, so common stocks generally have the greatest appreciation and depreciation potential of all corporate securities. Unlike common stock , preferred stock does not ordinarily carry voting rights. While most preferred stocks pay a dividend, a fund may decide to purchase preferred stock where the issuer has omitted, or is in danger of omitting, payment of its dividend.

Convertible Securities and Warrants

Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree than common stock. Some convertible securities combine higher or lower current income with options and other features. Warrants are options to buy, directly from the issuer, a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.

Bonds

A bond is an interest-bearing security. The issuer has a contractual obligation to pay interest at a stated rate on specific dates and to repay principal (the bond’s face value) on a specified date. An issuer may have the right to redeem or “call” a bond before maturity, and the investor may have to reinvest the proceeds at lower market rates. Bonds can be issued by U.S. and foreign governments, states, and municipalities, as well as a wide variety of companies.

A bond’s annual interest income, set by its coupon rate, is usually fixed for the life of the bond. Its yield (income as a percent of current price) will fluctuate to reflect changes in interest rate levels. A bond’s price usually rises when interest rates fall and vice versa, so its yield stays consistent with current market conditions.

Conventional fixed rate bonds offer a coupon rate for a fixed maturity with no adjustment for inflation. Real rate of return bonds also offer a fixed coupon but include ongoing inflation adjustments for the life of the bond.

Bonds may be unsecured (backed by the issuer’s general creditworthiness only) or secured (also backed by specified collateral). Bonds include asset- and mortgage-backed securities.

Certain bonds have interest rates that are adjusted periodically. These interest rate adjustments tend to minimize fluctuations in the bonds’ principal values. The maturity of those securities may be shortened under certain specified conditions.

Bonds may be designated as senior or subordinated obligations. Senior obligations generally have the first claim on a corporation’s earnings and assets and, in the event of liquidation, are paid before subordinated debt.

Bond investments may include Build America Bonds issued by state and local governments to finance capital expenditures for which they otherwise could issue tax-exempt governmental bonds. Unlike most other municipal obligations, interest received on Build America Bonds is taxable to the bondholder. These include bonds on which the issuer may receive an interest payment subsidy directly from the U.S. Treasury, known as direct pay Build America Bonds, and bonds on which the investor may receive a tax credit, known as tax credit Build America Bonds.

Operating policy The fund will invest at least 25% of its total assets in fixed income senior securities, which also include investments in money market securities and shares of other fixed income and money market mutual funds.

Foreign Securities

Investments may be made in foreign securities. These include nondollar-denominated securities traded outside of the U.S. and dollar-denominated securities of foreign issuers traded in the U.S. Investing in foreign securities involves special risks that can increase the potential for losses. These include: exposure to potentially adverse local, political, and economic developments such as war, political instability, hyperinflation, currency devaluations, and overdependence on particular industries; government interference in markets such as nationalization and exchange controls, expropriation of assets, or imposition of punitive taxes; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices and legal rights that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment’s value (favorable changes can increase its value). These risks are heightened for investments in emerging markets. The fund may purchase American Depositary Receipts and Global Depositary Receipts , which are certificates evidencing ownership of shares of a foreign issuer. American Depositary Receipts and Global Depositary Receipts trade on established markets and are alternatives to directly purchasing the underlying foreign securities in their local markets and currencies. Such investments are subject to many of the same risks associated with investing directly in foreign securities.

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Operating policy   The fund may invest up to 35% of its total assets (excluding reserves) in foreign securities, provided that the bond portion of The fund may be invested without limitation in Yankee bonds (U.S. dollar-denominated bonds) issued in the U.S. by foreign companies. Subject to the overall limit on fund investments in foreign securities, there is no limit on the amount of foreign investments that may be made in emerging markets.

Mortgage-Backed Securities

The fund may invest in a variety of mortgage-backed securities. Mortgage lenders pool individual home mortgages with similar characteristics to back a certificate or bond, which is sold to investors such as the fund. Interest and principal payments generated by the underlying mortgages are passed through to the investors. The “big three” issuers are the Government National Mortgage Association , the Federal National Mortgage Association , and the Federal Home Loan Mortgage Corporation . Government National Mortgage Association certificates are backed by the full faith and credit of the U.S. government, while others, such as Federal National Mortgage Association and Federal Home Loan Mortgage Corporation certificates, are only supported by the ability to borrow from the U.S. Treasury or by the credit of the agency. (Since September 2008, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation have operated under conservatorship of the Federal Housing Finance Agency, an independent federal agency.) Private mortgage bankers and other institutions also issue mortgage-backed securities.

Mortgage-backed securities are subject to scheduled and unscheduled principal payments as homeowners pay down or prepay their mortgages. As these payments are received, they must be reinvested when interest rates may be higher or lower than on the original mortgage security. Therefore, mortgage securities are not an effective means of locking in long-term interest rates. In addition, when interest rates fall, the rate of mortgage prepayments tends to increase. These refinanced mortgages are paid off at face value or “par ,” causing a loss for any investor who may have purchased the security at a price above par. In such an environment, this risk limits the potential price appreciation of these securities and can negatively affect a fund’s net asset value. When interest rates rise, however, mortgage-backed securities have historically experienced smaller price declines than comparable quality bonds. In addition, when interest rates rise and prepayments slow, the effective duration of mortgage-backed securities extends, resulting in increased price volatility. There is no limit on the portion of the fund’s fixed income investments in these securities.

Additional mortgage-backed securities in which the fund may invest include:

Collateralized Mortgage Obligations   Collateralized mortgage obligations are debt securities that are fully collateralized by a portfolio of mortgages or mortgage-backed securities including Government National Mortgage Association, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and non-agency -backed mortgages. All interest and principal payments from the underlying mortgages are passed through to the collateralized mortgage obligations in such a way as to create different classes with varying risk characteristics, payment structures, and maturity dates. Collateralized mortgage obligation classes may pay fixed or variable rates of interest, and certain classes have priority over others with respect to the receipt of prepayments and allocation of defaults.

Stripped Mortgage Securities  Stripped mortgage securities (a type of potentially high-risk derivative) are created by separating the interest and principal payments generated by a pool of mortgage-backed securities or a collateralized mortgage obligation to create additional classes of securities. Generally, one class receives interest -only strips and another receives principal -only strips. Unlike other mortgage-backed securities and principal-only strips, the value of interest-only strips tends to move in the same direction as interest rates. The fund can use interest-only strips as a hedge against falling prepayment rates (when interest rates are rising) and/or in a bear market environment. Principal-only strips can be used as a hedge against rising prepayment rates (when interest rates are falling) and/or in a bull market environment. Interest-only strips and principal-only strips are acutely sensitive to interest rate changes and to the rate of principal prepayments.

A rapid or unexpected increase in prepayments can severely depress the price of interest-only strips, while a rapid or unexpected decrease in prepayments could have the same effect on principal-only strips. Of course, under the opposite conditions these securities may appreciate in value. These securities can be very volatile in price and may have less liquidity than most other mortgage-backed securities. Certain non-stripped collateralized mortgage obligation classes may also exhibit these qualities, especially those that pay variable rates of interest that adjust inversely with, and more rapidly than, short-term interest rates. In addition, if interest rates rise rapidly and prepayment rates slow more than expected, certain collateralized mortgage obligation classes, in addition to losing value, can exhibit characteristics of longer-term securities and become more volatile. There is no guarantee that a fund’s investments in collateralized mortgage obligations, interest-only strips, or principal-only strips will be successful, and a fund’s total return could be adversely affected as a result.

Operating policy   Fund investments in stripped mortgage securities are limited to 10% of total assets.

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Commercial Mortgage-Backed Securities    Commercial mortgage-backed securities are securities created from a pool of commercial mortgage loans, such as loans for hotels, shopping centers, office buildings, and apartment buildings. Interest and principal payments from the loans are passed on to the investor according to a schedule of payments. Credit quality depends primarily on the quality of the loans themselves and on the structure of the particular deal. Generally, deals are structured with senior and subordinate classes. The degree of subordination is determined by the rating agencies who rate the individual classes of the structure. Commercial mortgages are generally structured with prepayment penalties, which greatly reduce prepayment risk to the investor. However, the value of these securities may change because of actual or perceived changes in the creditworthiness of the individual borrowers, their tenants, the servicing agents, or the general state of commercial real estate. There is no limit on the portion of the fund’s fixed income investments in these securities.

Asset-Backed Securities

An underlying pool of assets, such as credit card or automobile trade receivables or corporate loans or bonds, backs these bonds and provides the interest and principal payments to investors. On occasion, the pool of assets may also include a swap obligation, which is used to change the cash flows on the underlying assets. As an example, a swap may be used to allow floating rate assets to back a fixed rate obligation. Credit quality depends primarily on the quality of the underlying assets, the level of any credit support provided by the structure or by a third-party insurance wrap, and the credit quality of the swap counterparty. The underlying assets (i.e., loans) are sometimes subject to prepayments, which can shorten the security’s weighted average life and may lower its return. The value of these securities also may change because of actual or perceived changes in the creditworthiness of the individual borrowers, the originator, the servicing agent, the financial institution providing the credit support, or the swap counterparty. There is no limit on the portion of the fund’s fixed income investments in these securities.

The fund may gain exposure through pooled vehicles to asset-backed securities and commercial mortgage-backed securities that were pledged as collateral for non-recourse loans under the Term Asset-Backed Securities Loan Facility (TALF), a joint program of the Federal Reserve Bank of New York and the U.S. Treasury. TALF loans are considered non-recourse because the lender (Federal Reserve Bank of New York) may generally enforce its rights only against the pledged collateral and not against other fund assets if the fund does not repay the principal and interest on the loans.

Operating policy  The fund may

not invest more than 10% of its total assets indirectly in TALF.

Municipal Securities

The fund may invest in municipal notes and bonds, which are interest-bearing securities issued by state and local governments and governmental authorities to pay for public projects and services. The issuer of a municipal security has a contractual obligation to pay interest at a stated rate and to repay principal (the bond’s face value) on a specified date. An issuer may have the right to redeem or “call” a bond before maturity, which could require reinvestment of the proceeds at lower rates. The fund may purchase insured municipal bonds, which provide a guarantee that the bond’s interest and principal will be paid when due if the issuing entity defaults. Municipal bond insurance does not guarantee the price of the bond.

Income received from most municipal securities is exempt from federal income taxes. As a result, the yield on a municipal bond is typically lower than the yield on a taxable bond of similar quality and maturity. Like a taxable bond, a municipal bond’s price usually rises when interest rates fall and vice versa so its yield stays consistent with current market conditions.

Inflation-Linked Securities

Inflation-linked securities are income-generating instruments whose interest and principal payments are adjusted for inflation—a sustained increase in prices of goods and services that erodes the purchasing power of money. Treasury inflation protected securities are inflation-linked securities issued by the U.S. government. Inflation-linked bonds are also issued by corporations, U.S. government agencies, and foreign countries. The inflation adjustment, which is typically applied monthly to the principal of the bond, follows a designated inflation index, such as the consumer price index . A fixed coupon rate is applied to the inflation-adjusted principal so that as inflation rises, both the principal value and the interest payments increase. This can provide investors with a hedge against inflation, as it helps preserve the purchasing power of your investment. Because of this inflation-adjustment feature, inflation protected bonds typically have lower yields than conventional fixed rate bonds.

Inflation protected bonds normally will decline in price when real interest rates rise. (A real interest rate is calculated by subtracting the inflation rate from a nominal interest rate. For example, if a 10-year Treasury note is yielding 5% and inflation expectations for the next 10 years are 2%, the real interest rate is 3%.) If inflation is negative, the principal and income of an inflation protected bond could decline and result in losses for the fund.

Notes, Loan Participations, and Assignments

The fund may make investments through the purchase or execution of a privately negotiated note or loan, or may acquire loans as an assignment from another lender that holds a direct interest in the loan or as a participation interest in another lender’s portion of the loan. Larger loans to corporations or governments may be shared or syndicated among several lenders, usually banks. The fund could participate in such syndicates or could buy part of a loan, becoming a direct lender. These loans may often be obligations of companies or governments in financial distress or in default. These investments involve special types of risk, including those of being a lender, reduced liquidity, increased credit risk, and volatility.

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Operating policy   Fund investments in loan participations and assignments are limited to 10% of total assets.

High Yield, High-Risk Bonds

The price and yield of lower-quality (high yield, high-risk) bonds, commonly referred to as “junk bonds” and below investment-grade emerging market bonds, can be expected to fluctuate more than the price and yield of higher-quality bonds. Because these bonds are rated below BBB or are in default, they are regarded as predominantly speculative with respect to the issuer’s continuing ability to meet principal and interest payments. Successful investment in lower-medium- and low-quality bonds involves greater investment risk and is highly dependent on T. Rowe Price’s credit analysis. A real or perceived economic downturn or higher interest rates could cause a decline in high yield bond prices by lessening the ability of issuers to make principal and interest payments. These bonds are often thinly traded and can be more difficult to sell and value accurately than high-quality bonds. Because objective pricing data may be less available, judgment may play a greater role in the valuation process. In addition, the entire high yield bond market can experience sudden and sharp price swings due to a variety of factors, including changes in economic forecasts, stock market activity, large or sustained sales by major investors, a high-profile default, or just a change in the market’s psychology. This type of volatility is usually associated more with stocks than bonds, but junk bond investors should be prepared for it.

Operating policy   Fund investments in below investment-grade debt securities (junk bonds ) and loans are limited to 20% of total assets. Fund investments in convertible securities are not subject to this limit.

Zero Coupon Bonds and Pay-in-Kind Bonds

A zero coupon bond (“zero”) does not make cash interest payments during the life of the bond. Instead, it is sold at a deep discount to face value, and the interest consists of the gradual appreciation in price as the bond approaches maturity. Zeros can be an attractive financing method for issuers with near-term cash-flow problems. A pay-in-kind bond pays interest in cash or additional securities, at the issuer’s option, for a specified period. Like zeros, they may help a corporation economize on cash. Pay-in-kind bond prices reflect the market value of the underlying debt plus any accrued interest. Zeros and pay-in-kind bonds can be higher- or lower-quality debt, and both are more volatile than coupon bonds.

The fund is required to distribute to shareholders income imputed to any zero or pay-in-kind bond investments. Such distributions could reduce the fund’s reserve position and require the fund to sell securities and incur a gain or loss at a time it may not otherwise want to in order to provide the cash necessary for these distributions.

Operating policy   Fund investments in zero coupon and pay-in-kind bonds are limited to 10% of total assets.

Derivatives and Leverage

A derivative is a financial instrument whose value is derived from an underlying security such as a stock or bond or from a market benchmark, such as an interest rate index. Many types of investments representing a wide range of risks and potential rewards are derivatives, including conventional instruments such as callable bonds, futures, and options, as well as other potentially more complex investments such as swaps and structured notes. The use of derivatives can involve leverage. Leverage has the effect of magnifying returns, positively or negatively. The effect on returns will depend on the extent to which an investment is leveraged. For example, an investment of $1, leveraged at 2 to 1, would have the effect of an investment of $2. Leverage ratios can be higher or lower with a corresponding effect on returns. The fund may use derivatives in situations to help accomplish the following: hedge against decline in principal value , increase yield , invest in eligible asset classes with greater efficiency and at a lower cost than is possible through direct investment , or adjust portfolio duration or credit risk exposure.

Derivatives that may be used include the following as well as others that combine the risk characteristics and features of futures, options, and swaps:

Futures and Options

Futures, a type of potentially high-risk derivative, are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options, another type of potentially high-risk derivative, give the investor the right (when the investor purchases the option), or the obligation (when the investor “writes” or sells the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage exposure to changes in interest rates, foreign currencies, and credit quality; as an efficient means of increasing or decreasing a fund’s exposure to a specific part or a broad segment of the U.S. market or a foreign market; in an effort to enhance income; to protect the value of portfolio securities; to serve as a cash management tool and to adjust portfolio duration or credit risk exposure. Call or put options may be purchased or sold on securities, futures, and financial indices.

Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund’s initial investment in such contracts.

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Operating policies   Initial margin deposits on futures and premiums on options used for non-hedging purposes will not exceed 5% of net asset value. The total market value of securities covering call or put options may not exceed 25% of total assets. No more than 5% of total assets will be committed to premiums when purchasing call or put options.

Swaps

Fund investments may be made in interest rate, index, total return, credit default, and other types of swap agreements, as well as options on swaps , commonly referred to as “swaptions .” All of these agreements are considered derivatives and, in certain cases, high-risk derivatives. Interest rate, index, and total return swaps are two-party contracts under which the fund and a counterparty, such as a broker or dealer, agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or indices. Credit default swaps are agreements where one party (the protection buyer) will make periodic payments to another party (the protection seller) in exchange for protection against specified credit events, such as defaults and bankruptcies related to an issuer or underlying credit instrument. Swaps and swaptions can be used for a variety of purposes, including: to manage a fund’s exposure to changes in interest or foreign currency exchange rates and credit quality; as an efficient means of adjusting a fund’s exposure to certain markets; in an effort to enhance income or total return or protect the value of portfolio securities; to serve as a cash management tool; and to adjust portfolio duration or credit risk exposure.

There are risks in the use of swaps and swaptions. Swaps could result in losses if interest or foreign currency exchange rates or credit quality changes are not correctly anticipated by the fund. Total return swaps could result in losses if the reference index, security, or investments do not perform as anticipated. Credit default swaps can increase a fund’s exposure to credit risk and could result in losses if evaluation of the creditworthiness of the counterparty, or of the company or government on which the credit default swap is based, is incorrect. The use of swaps and swaptions may not always be successful. Using them could lower fund total return, their prices can be highly volatile, and the potential loss from the use of swaps can exceed a fund’s initial investment in such instruments. Also, the other party to a swap agreement could default on its obligations or refuse to cash out a fund’s investment at a reasonable price, which could turn an expected gain into a loss.

Operating policies   A swap agreement with any single counterparty will not be entered into if the net amount owed or to be received under existing contracts with that party would exceed 5% of fixed income assets or if the net amount owed or to be received by a fund under all outstanding swap agreements will exceed 10% of fixed income assets. For swaptions, the total market value of securities covering call or put options may not exceed 25% of total assets. No more than 5% of total assets will be committed to premiums when purchasing call or put options.

Hybrid Instruments

These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount or interest rate of a hybrid could be tied (positively or negatively) to the price of some commodity, currency, securities, or securities index or another interest rate (each a “benchmark”). Hybrids can be used as an efficient means of pursuing a variety of investment goals, including currency hedging, duration management, and increased total return. Hybrids may or may not bear interest or pay dividends. The value of a hybrid or its interest rate may be a multiple of a benchmark and, as a result, may be leveraged and move (up or down) more steeply and rapidly than the benchmark. These benchmarks may be sensitive to economic and political events, such as commodity shortages and currency devaluations, which cannot be readily foreseen by the purchaser of a hybrid. Under certain conditions, the redemption value of a hybrid could be zero. Thus, an investment in a hybrid may entail significant market risks that are not associated with a similar investment in a traditional, U.S. dollar-denominated bond that has a fixed principal amount and pays a fixed rate or floating rate of interest. The purchase of hybrids also exposes the fund to the credit risk of the issuer of the hybrid. These risks may cause significant fluctuations in the net asset value of the fund.

Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

Operating policy   Fund investments in hybrid instruments are limited to 10% of total assets.

Investments in Other Investment Companies

A fund may invest in other investment companies, including open-end funds, closed-end funds, and exchange-traded funds .

A fund may purchase the securities of another investment company to temporarily gain exposure to a portion of the market while awaiting purchase of securities or as an efficient means of gaining exposure to a particular asset class. The fund might also purchase shares of another investment company to gain exposure to the securities in the investment company’s portfolio at times when the fund may not be able to buy those securities directly. Any investment in another investment company would be consistent with the fund’s objective and investment program.

The risks of owning another investment company are generally similar to the risks of investing directly in the securities in which that investment company invests. However, an investment company may not achieve its investment objective or execute its investment strategy effectively, which may adversely affect the fund’s performance. In addition, because closed-end funds and exchange-traded funds trade on a secondary market, their shares may trade at a premium or discount to the actual net asset value of their portfolio securities and their shares may have greater volatility because of the potential lack of liquidity .

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As a shareholder of an investment company not sponsored by T.  Rowe Price, the fund must pay its pro-rata share of that investment company’s fees and expenses. The fund’s investments in non-T.  Rowe Price investment companies are subject to the limits that apply to investments in other funds under the Investment Company Act of 1940 or under any applicable exemptive order.

A fund may also invest in certain other T.  Rowe Price funds as a means of gaining efficient and cost-effective exposure to certain asset classes, provided the investment is consistent with the fund’s investment program and policies. Such an investment could allow the fund to obtain the benefits of a more diversified portfolio than might otherwise be available through direct investments in the asset class, and will subject the fund to the risks associated with the particular asset class. Examples of asset classes in which other T.  Rowe Price mutual funds concentrate their investments include high yield bonds, floating rate loans, international bonds, emerging market bonds, and emerging market stocks. If the fund invests in another T.  Rowe Price fund, the management fee paid by the fund will be reduced to ensure that the fund does not incur duplicate management fees as a result of its investment.

Illiquid Securities

Some fund holdings may be considered illiquid because they are subject to legal or contractual restrictions on resale or because they cannot be sold in the ordinary course of business within seven days at approximately the prices at which they are valued. The determination of liquidity involves a variety of factors. Illiquid securities may include private placements that are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC . Although certain of these securities may be readily sold, for example under Rule 144A of the Securities Act of 1933, others may have resale restrictions and can be illiquid. The sale of illiquid securities may involve substantial delays and additional costs, and a fund may only be able to sell such securities at prices substantially less than what it believes they are worth.

Operating policy   Fund investments in illiquid securities are limited to 15% of net assets.

Types of Investment Management Practices

Reserve Position

A certain portion of fund assets will be held in reserves. Fund reserve positions can consist of: 1 ) shares of one or both of the T. Rowe Price internal money funds; 2) short-term, high-quality U.S. and foreign dollar-denominated money market securities, including repurchase agreements; and 3 ) U.S. dollar or non-U.S. dollar currencies. For temporary, defensive purposes, there is no limit on a fund’s holdings in reserves. If a fund has significant holdings in reserves, it could compromise the fund’s ability to achieve its objectives. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments and can serve as a short-term defense during periods of unusual market volatility. Non-U.S. dollar reserves are subject to currency risk.

Borrowing Money and Transferring Assets

A fund may borrow from banks, other persons, and other T.  Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

Fundamental policy  Borrowings may not exceed 33 1/3% of total assets.

Operating policy   A fund will not transfer portfolio securities as collateral except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33 1/3% of total assets. A fund will not purchase additional securities when borrowings exceed 5% of total assets. Exposure to borrowings under the TALF will not be included within this 5% limitation.

Managing Foreign Currency Risk

Investors in foreign securities may attempt to hedge their exposure to potentially unfavorable currency changes. The primary means of doing this is through the use of forward currency contracts, which are contracts between two counterparties to exchange one currency for another on some future date at a specified exchange rate. However, futures, swaps, and options on foreign currencies may also be used. In certain circumstances, a different currency may be substituted for the currency in which the investment is denominated, a strategy known as proxy hedging. Foreign currency forwards, options and futures may be used to protect a fund’s foreign securities from adverse currency movements relative to the U.S. dollar , as well as to gain exposure to currencies and markets expected to increase or decrease in value relative to other currencies or securities. Such transactions involve, among other risks, the risk that anticipated currency movements will not occur, which could reduce fund total return. There are certain markets, including many emerging markets, where it is not possible to engage in effective foreign currency hedging.

When-Issued Securities

The fund may purchase securities on a when-issued or delayed delivery basis or may purchase or sell securities on a forward commitment basis. The price of these securities is fixed at the time of the commitment to buy, but delivery and payment can take place a month or more later. During the interim period, the market value of the securities can fluctuate, and no interest accrues to the purchaser. At the time of delivery, the value of the securities may be more or less than the purchase or sale price. To the extent the fund remains fully or almost fully invested (in securities with a remaining maturity of more than one year) at the same time it purchased these securities, there will be greater fluctuations in the fund’s net asset value than if the fund did not purchase them.

More About the Fund	17

Lending of Portfolio Securities

A fund may lend its securities to broker-dealers, other institutions, or other persons to earn additional income. Risks include the potential insolvency of the broker-dealer or other borrower that could result in delays in recovering securities and capital losses. Additionally, losses could result from the reinvestment of collateral received on loaned securities in investments that default or do not perform as well as expected.

Fundamental policy The value of loaned securities may not exceed 33 1/3% of total assets.

Credit Quality Considerations

The credit quality of many fund holdings is evaluated by rating agencies such as Moody’s and Standard & Poor’s. Credit quality refers to the issuer’s ability to meet all required interest and principal payments. The highest ratings are assigned to companies perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all fund holdings, including those rated by outside agencies. Other things being equal, lower-rated bonds and other debt obligations have higher yields due to greater credit risk. High yield bonds, also called “junk” bonds, are those rated below BBB.

Credit quality ratings are not guarantees. They are estimates of a company’s financial strength and ability to make interest and principal payments as they come due. Ratings can change at any time due to real or perceived changes in a company’s credit or financial fundamentals.

The following table shows the rating scale used by the major rating agencies. T. Rowe Price considers publicly available ratings but emphasizes its own credit analysis when selecting investments.

Ratings of Corporate Debt Securities

	Moody’s Investors Service, Inc.		Standard & Poor’s Corporation	Fitch Ratings	Definition
Long Term	Aaa		AAA	AAA	Highest quality
	Aa		AA	AA	High quality
	A		A	A	Upper-medium grade
	Baa		BBB	BBB	Medium grade
	Ba		BB	BB	Speculative
	B		B	B	Highly speculative
	Caa		CCC	CCC	Vulnerable to default
	Ca		CC	CC	Default is imminent
	C		C	C	Probably in default
	Moody’s		S&P		Fitch Ratings
Commercial Paper	P-1	Superior quality	A-1+ A-1	Extremely strong quality Strong quality	F-1+ F-1	Exceptionally strong quality Very strong quality
	P-2	Strong quality	A-2	Satisfactory quality	F-2	Good credit quality
	P-3	Acceptable quality	A-3 B C	Adequate quality Speculative quality Doubtful quality	F-3	Fair credit quality

Portfolio Turnover

Turnover is an indication of frequency of trading. A fund will not generally trade in securities for short-term profits, but when circumstances warrant, securities may be purchased and sold without regard to the length of time held. Each time a fund purchases or sells a security, it incurs a cost. This cost is reflected in its net asset value but not in its operating expenses. The higher the turnover rate, the higher the transaction costs and the greater the impact on a fund’s total return s. Higher turnover can also increase the possibility of taxable capital gain distributions.

Funds investing in bonds may have higher turnover than funds investing in stocks. Unlike stocks, fixed-maturity bonds require reinvestment. For funds investing in mortgages and callable debt, frequent reinvestment of principal is often required. Common trading strategies, such as mortgage dollar rolls, can increase turnover. Active investment strategies, such as sector rotation and duration management, also necessitate more frequent trading. The fund’s portfolio turnover rates are shown in the Financial Highlights table.

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  DISCLOSURE OF FUND PORTFOLIO INFORMATION

Each T. Rowe Price fund’s portfolio holdings are disclosed on a regular basis in its semiannual and annual shareholder reports , and on Form N-Q, which is filed with the SEC within 60 days of the fund’s first and third fiscal quarter-end. The money funds file detailed month-end portfolio holdings information with the SEC each month. Such information will be made available to the public 60 days after the end of the month to which the information pertains. In addition, the funds disclose their calendar quarter-end portfolio holdings on troweprice.com 15 calendar days after each quarter. Under certain conditions, up to 5% of a fund’s holdings may be included in this portfolio list without being individually identified. Generally, securities would not be individually identified if they are being actively bought or sold and it is determined that the quarter-end disclosure of the holding could be harmful to the fund. A security will not be excluded for these purposes from a fund’s quarter-end holdings disclosure for more than one year. Money funds also disclose their month-end portfolio holdings on troweprice.com five business days after each month. The quarter-end portfolio holdings will remain on the website for one year and the month-end money fund portfolio holdings will remain on the website for six months. Each fund also discloses its 10 largest holdings on troweprice.com on the seventh business day after each month-end. These holdings are listed in alphabetical order along with the aggregate percentage of the fund’s total assets that these 10 holdings represent. Each monthly top 10 list will remain on the website for six months. A description of T. Rowe Price’s policies and procedures with respect to the disclosure of portfolio information is in the Statement of Additional Information.

  Financial Highlights

The Financial Highlights table, which provides information about the fund’s financial history, is based on a single share outstanding throughout the periods shown. The table is part of the fund’s financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions and no payment of any applicable account or redemption fees). The financial statements in the annual report were audited by the fund’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

More About the Fund	19

Financial Highlights

	Year ended December 31
	2006 *		2007 *		2008 *		2009 *		2010 *
Net asset value, beginning of period	$18.41		$19.57		$18.70		$12.70		$16.42
Income From Investment Operations
Net investment income	0.40	[a]	0.44	[a]	0.39	[a]	0.32	[a]	0.35	[a]
Net gains or losses on securities (both realized and unrealized)	1.75		1.02		(5.88)		3.71		1.87
Total from investment operations	2.15		1.46		(5.49)		4.03		2.22
Less Distributions
Dividends (from net investment income)	(0.40)		(0.45)		(0.40)		(0.31)		(0.40)
Distributions (from capital gains)	(0.59)		(1.88)		(0.11)		—		—
Total distributions	(0.99)		(2.33)		(0.51)		(0.31)		(0.40)
Net asset value, end of period	$19.57		$18.70		$12.70		$16.42		$18.24
Total return	11.85	% [a]	7.61	% [a]	(29.88	)% [a]	32.12	% [a]	13.71	% [a]
Ratios/Supplemental Data
Net assets, end of period (in thousands)	$178,120		$192,938		$136,642		$173,828		$169,282
Ratio of expenses to average net assets	0.88	% [a]	0.88	% [a]	0.86	% [a]	0.82	% [a]	0.80	% [a]
Ratio of net income to average net assets	2.09	% [a]	2.19	% [a]	2.43	% [a]	2.27	% [a]	2.10	% [a]
Portfolio turnover rate	55.1%		76.6%		68.9%		50.7%		48.8%

*  Per share amounts calculated using average shares outstanding method.

a        Excludes expenses permanently waived of 0. 10%, 0.08%, 0.04%, 0.02%, and 0.02% of average net assets for the years ended December 31,

 2010, December 31, 2009, December 31, 2008, December 31, 2007, and December 31, 2006, respectively, related to investments in T. Rowe

 Price mutual funds.

A Statement of Additional Information for the T. Rowe Price family of funds has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager’s recent investment strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, or for shareholder inquiries, contact your insurance company. Certain documents and updated performance information are available through troweprice.com.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at
 1-202-551-8090. Fund reports and other fund information are available on the EDGAR Database on the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at
 publicinfo@sec.gov, or by writing the Public Reference Room, Washington, D.C. 20549-1520.

1940 Act File No. 811-07143 E304-040 5/1/11

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202

1940 Act File No. 811-07143	E304-040 5/1/11